EXHIBIT 5.1

FROST BROWN TODD LLC

Attorneys

Kentucky · Ohio · Indiana · Tennessee

June 11, 2007

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Re:     Registration of Common Stock Under Stock Option Plans

Ladies and Gentlemen:

We have acted as special counsel to Porter Bancorp, Inc., a Kentucky corporation (the “Company”), for the purpose of issuing this opinion in connection with the registration of 594,004 shares (the “Shares”) of the Common Stock of the Company pursuant to the Form S-8 Registration Statement filed on or about the date hereof by the Company under the Securities Act of 1933, as amended, to which this opinion is an exhibit. The Shares being registered relate to: (i) 194,004 Shares issuable upon the exercise of stock options granted under the USAccess Bank Inc. 2000 Stock Option Plan, and (ii) 400,000 Shares authorized for issuance pursuant to the Porter Bancorp, Inc., 2006 Stock Incentive Plan (together the “Plans”).

As counsel, we have examined originals, or copies certified to our satisfaction, of the Plans, the Articles of Incorporation and Bylaws of the Company, such agreements, certificates and other statements of government officials and corporate officers and representatives, and other documents as we have deemed relevant and necessary as a basis for our opinion. In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for, in accordance with the terms of the applicable Plans, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act, the applicable requirements of state laws regulating the offer and sale of securities and the applicable requirements of The NASDAQ Stock Exchange.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.

This opinion is based solely on the laws of the Commonwealth of Kentucky and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours,

Frost Brown Todd LLC

By	/s/ Alan K. MacDonald
Alan K. MacDonald, Member